Exhibit 10.1

MERGER TERMINATION AND RELEASE AGREEMENT

THIS MERGER TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 30th day of September, 2006, by and among Healthways, Inc., a Delaware corporation (“Healthways”), Lime Acquisition Corp., a California corporation and a wholly-owned subsidiary of Healthways (the “Merger Sub”), and LifeMasters Supported SelfCare, Inc., a California corporation (“LifeMasters”).

WITNESSETH:

WHEREAS, Healthways, Merger Sub, LifeMasters and the Shareholder Representative (as defined in the Merger Agreement) entered into that certain Agreement and Plan of Merger, dated as of May 30, 2006 (the “Merger Agreement”); and

WHEREAS, on August 25, 2006, Healthways and LifeMasters jointly announced that a data and reporting error made by a third party actuarial firm with regard to a LifeMasters contract had recently been reported to Lifemasters; and

WHEREAS, the correction of the data and reporting error made by the third party materially impacted LifeMasters prior period revenues and the financial projections which were relied upon by Healthways in entering into the Merger Agreement;

WHEREAS, the data and reporting error made by the third party was unknown to LifeMasters at the time the parties entered into the Merger Agreement;

WHEREAS, as a result of the foregoing a Material Adverse Effect occurred and prevented LifeMasters from satisfying its conditions to closing under the Merger Agreement; and

WHEREAS, under the circumstances the parties hereto have determined to terminate the Merger Agreement and certain related agreements and release their respective rights, claims, obligations, and liabilities thereunder as provided herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, the parties agree as follows:

1.        Mutual Termination of Agreement. Effective immediately upon execution of this Agreement (i) Healthways and LifeMasters agree to mutually terminate the Merger Agreement pursuant to Section 7.1(a) thereof and (ii) Healthways and LifeMasters agree that all covenants, undertakings, restrictions and limitations contained in the Merger Agreement (except with respect to Sections 5.2(b) and 9.7 thereof) and any other ancillary agreement entered into in connection with or contemplation of the Merger Agreement are terminated and shall be of no further force and effect; provided, however, that the Mutual Non-Disclosure Agreement, dated December 19, 2005(the “NDA”), by and between Healthways and LifeMasters, shall remain in full force and effect and shall not be in any way affected hereby.

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2.            Expenses. LifeMasters and Healthways agree that it would be equitable for the parties to share expenses incurred to date in anticipation of the merger of the two companies. Since Healthways incurred and paid many of these expenses directly, LifeMasters agrees to reimburse Healthways on or before October 31, 2006 the sum of one million five hundred thousand dollars ($1,500,000) (“Integration Expense-Sharing Contribution”). Except for this Integration Expense-Sharing Contribution, all costs and expenses incurred in connection with or relating to this Agreement, the Merger Agreement and the agreements and transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisers, and accountants, shall be paid by the party incurring such costs and expenses.

3.	Release and Waiver.

(a)          In consideration of the mutual covenants herein, and upon execution of this Agreement, Healthways, on behalf of itself, its successors and assigns and, to the extent permitted by law, its Related Parties (as hereinafter defined), hereby fully, finally and forever releases, relinquishes and discharges all Released Claims (as hereinafter defined) against LifeMasters and its Related Parties.

(b)          In consideration of the mutual covenants herein, and upon execution of this Agreement, Merger Sub, on behalf of itself, its successors and assigns and, to the extent permitted by law, its Related Parties, hereby fully, finally and forever releases, relinquishes and discharges all Released Claims against LifeMasters and its Related Parties.

(c)          In consideration of the mutual covenants herein, and upon execution of this Agreement, LifeMasters, on behalf of itself, its successors and assigns and, to the extent permitted by law, its Related Parties, hereby fully, finally and forever releases, relinquishes and discharges all Released Claims against Healthways and its Related Parties.

(d)          As used in this Agreement, “Released Claims” shall mean all known and unknown claims, counterclaims, demands, rights, liabilities, losses, costs, expenses, obligations and causes of action, of every nature and description whatsoever (in equity and at law), including without limitation any of the foregoing that arise out of or relate to the Merger Agreement and the transactions and agreements contemplated thereby; provided, however, that notwithstanding the foregoing, “Released Claims” shall not include or mean any known or unknown claims, counterclaims, demands, rights, liabilities, losses, costs, expenses, obligations or causes of action, of every nature and description whatsoever (in equity and at law), arising out of or related to the NDA or to Sections 5.2(b) or 9.7 of the Merger Agreement, arising out of or related to Paragraph 2 of this Agreement, or arising under this Agreement. Healthways and LifeMasters represent that as of the effective date of this Agreement, neither party knows of any such claim as may be reserved by the prior sentence.

(e)          As used in this Agreement, “Related Parties” shall mean with respect to each party, all of its subsidiaries, Affiliates (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended), directors, officers, stockholders, employees, agents, accountants, financial and legal advisors and the successors and assigns of each of the aforementioned.

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(f)           The parties hereto hereby certify that they have read Section 1542 of the California Civil Code set out below and indicate that fact by signing this Agreement:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of § 1542 and for the purpose of implementing a full and complete release and discharge of the matters expressly specified in this Section 3, except as otherwise set forth herein, the parties expressly waive and relinquish all rights and benefits afforded by § 1542 of the California Civil Code and do so understanding and acknowledging the significance of such specific waiver of § 1542. Thus, the parties acknowledge that, except for those claims not covered by or that are excluded from the releases in this Section 3, this Agreement includes in its effect all matters released in this Section 3 which the parties may not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement provides for the extinguishment of any such claim.

4.            Representations and Warranties of Healthways and Merger Sub. Healthways and Merger Sub hereby represent to LifeMasters as follows: each of Healthways and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly and validly authorized by their respective boards of directors and executed and delivered by each of them and constitutes a valid binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; and neither Healthways nor Merger Sub has assigned, transferred or conveyed to any other person any claim or any portion thereof or interest therein relating to any matters that are the subject of this Agreement.

5.            Representations and Warranties of LifeMasters. LifeMasters hereby represents to Healthways as follows: LifeMasters has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly and validly authorized by LifeMasters’ board of directors and executed and delivered by LifeMasters and constitutes a valid binding obligation of LifeMasters, enforceable against LifeMasters in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; and LifeMasters has not assigned, transferred or conveyed to any other person any claim or any portion thereof or interest therein relating to any of the matters that are the subject of this Agreement.

6.            Public Announcement. On October 2, 2006, before opening of the stock market, Healthways and LifeMasters will mutually issue the press release attached as Exhibit A to this Agreement. LifeMasters and Healthways agree that any public statements made by them regarding the termination of the Merger Agreement shall be consistent with the terms of this Merger Termination and Release Agreement.

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7.            Governing Law and Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law (except to the extent that mandatory provisions of federal law are applicable). The parties hereto irrevocably submit to the non-exclusive jurisdiction of (i) the Delaware State Courts and (ii) the United States District Court for the District of Delaware for the purposes of any action arising out of this Agreement or any of the transactions contemplated hereby. The parties hereto further agree that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party’s respective address set forth in Section 9.1 of the Merger Agreement shall be effective service of process for any action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware State Courts or (i) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby or the actions of LifeMasters, Healthways or the Merger Sub in the negotiation, administration, performance and enforcement hereof.

8.            Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, LifeMasters, Healthways and Merger Sub and their respective successors and assigns.

9.            Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by the parties hereto.

10.          Construction. This Agreement shall be construed without regard to the party or parties responsible for its preparation, and it shall be deemed to have been prepared jointly by both parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any party hereto.

11.          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

12.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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13.          Acknowledgement of Competitive Position. Each of the parties acknowledges and agrees that (i) Healthways and LifeMasters are competitors and that each party markets and sells products and services similar to or competitive with those of the other party and (ii) Healthways and LifeMasters may compete in the marketplace and actively market, solicit or engage any current or prospective customer of Healthways or LifeMasters in accordance with applicable law, provided such activity does not violate the terms of the NDA, Section 5.2(b) of the Merger Agreement, or the terms of this Agreement.

14.          Enforcement. The parties agree that in the event of a breach of any provision of this Agreement irreparable damage would occur, the aggrieved party would be without an adequate remedy at law and damages would be difficult to determine. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision. It is accordingly agreed that in any proceeding seeking specific performance each of the parties will waive the defense of adequacy of a remedy at law. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled at law or in equity. In the event any legal action, including without limitation an action for injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable legal expenses, including all court costs and attorney fees paid or incurred.

Signature Page Follows

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HEALTHWAYS, INC.
By:	/s/ Ben R. Leedle, Jr.
Name:	Ben R. Leedle, Jr.
Title:	President and Chief Executive Officer

LIME ACQUISITION CORP.
By:	/s/ Ben R. Leedle, Jr.
Name:	Ben R. Leedle, Jr.
Title:	President and Chief Executive Officer

LIFEMASTERS SUPPORTED SELFCARE, INC.
By:	/s/ David R. Strand
Name:	David R. Strand
Title:	Chief Executive Officer

EXHIBIT A

[See Exhibit 99.1.]